ASSET PURCHASE AGREEMENT
by and between
THE SHELL PETROLEUM DEVELOPMENT COMPANY OF NIGERIA LIMITED
and
PARKER DRILLING OFFSHORE INTERNATIONAL, INC.

Dated: June 8, 2006.

SCHEDULES:
Schedule 2.1(a) — Purchased Assets
Schedule 2.1(b) — Excluded Assets
Schedule 2.3 — Purchase Price Allocation
Schedule 4.3 — No Violation
Schedule 4.8 — Litigation
Schedule 5.3 — Consents
EXHIBITS:
Exhibit A — Barge Rig Bill of Sale
Exhibit B — Protocol of Delivery and Acceptance
Exhibit C — Transition Services Agreement
Exhibit D — Termination and Release Agreement

ii

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) by and between THE SHELL PETROLEUM DEVELOPMENT COMPANY OF NIGERIA LIMITED, a Nigerian limited liability company (“Buyer”), and PARKER DRILLING OFFSHORE INTERNATIONAL, INC., a corporation formed under the laws of the Cayman Islands, British West Indies (“Seller”), is made this 8th day of June, 2006. Buyer and Seller may be referred to herein individually as a “Party,” and collectively as the “Parties.” Except as otherwise provided herein, capitalized terms used herein shall have that meaning specified in Article 1.
RECITALS:
     WHEREAS, Seller owns two barge drilling rigs registered in the Republic of Panama with the respective names “Parker Rig 73” and “Parker Rig 75,” each more fully described on Schedule 1.1(a) hereto (the “Barge Rigs”), which Barge Rigs are used by Seller in its business of providing contract drilling and drilling-related services in Nigeria; and
     WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to acquire from Seller, the Barge Rigs and certain related assets used by Seller in its business, on the terms and conditions specified herein.
AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties each agree as follows:
ARTICLE 1
DEFINITIONS
     “Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For the purpose of this definition a particular company is:
(i)     directly controlled by a company or companies if the latter beneficially holds 50% (fifty per cent) or more of the shares carrying the right to vote at a general meeting (or its equivalent) of the particular company, and
(ii)     indirectly controlled by a company or companies (the “parent company or companies”) if a series of companies can be specified beginning with the parent company or companies and ending with the particular company, so related that each company of the series, except the parent company or companies, is directly controlled by one or more companies earlier in the series.
     “Agreement” is defined in the preamble to this Agreement.

     “Barge Rigs” is defined in the recitals to this Agreement.
     “Bills of Sale” is defined in Section 3.3(a).
     “Business Day” means Monday through Friday, excluding official holidays recognized by the United Kingdom.
     “Buyer Indemnified Parties” is defined in Section 10.2(a).
     “Cap” is defined in Section 10.2(c).
     “Closing” is defined in Section 3.1.
     “Closing Date” is defined in Section 3.1.
     “Confidential Information” means (a) any proprietary information concerning the Purchased Assets except for information that (i) is already known by the Party receiving the information, (ii) is already in possession of the public or becomes available to the public other than through the act of the Party receiving the information, or (iii) is acquired or developed independently either through unrelated internal efforts or from a third party that has no confidentiality obligation (directly or indirectly) to the Party disclosing the information, and (b) the material terms and provisions of this Agreement and the Exhibits and Schedules hereto.
     “Contracts” means any vendor, supplier, or third party contracts associated with the Barge Rigs, or which are incidental to the Shell Contracts, including, but not limited to, any warranties, equipment leases, guarantees, bonds, Permits, utility reservations or allocations, arrangements and/or commitments.
     “Damages” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of legal counsel) of any kind or nature whatsoever, but excluding diminution in value.
     “Deposit” is defined in Section 2.2(b).
     “Effective Time” means the date and time, as designated in the Protocol of Delivery and Acceptance, on which title to the Purchased Assets is transferred to Buyer, which shall be deemed to be the Closing Date unless the Parties otherwise agree in writing.
     “Encumbrance” means any Order, security interest, lien, contract, easement, privilege, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, but shall not include the following: (a) liens for taxes or assessments not yet due and payable, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations as to which there is no material default or the validity of which are being contested in good faith or for which reasonable reserves have been established, (c) any liens, encumbrances and other matters created or suffered by any landlord, sublandlord, grantor, or licensor, as applicable, with an interest therein, and (d) such other encumbrances and encroachments which are immaterial in nature and amount.

     “Excluded Assets” is defined in Section 2.1.
     “Fair Market Value” means, with respect to a Purchased Asset, an Unavailable Asset as defined in Section 3.4(a) or pursuant to Section 8.1(f), the “fair market value” as agreed by the Parties based on its current market value. If the Parties are unable to agree on a “fair market value” within five (5) Business Days, the Parties shall submit the issue to a mutually acceptable appraisal firm (the “Appraiser”). The Appraiser shall act as an expert and not as an arbitrator. Each Party shall submit to the Appraiser its proposed “fair market value.” The Appraiser shall, within fifteen (15) days following receipt of the Parties’ proposals, advise the Parties as to its determination of the Fair Market Value for purposes hereof. The costs of retaining the Appraiser shall be borne equally by the Parties.
     “Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.
     “Indemnification Claim” means any claim for indemnification by an Indemnitee against an Indemnitor under this Agreement.
     “Indemnitee” means Buyer, acting on behalf of itself and the Buyer Indemnified Parties, or Seller, acting on behalf of itself and the Seller Indemnified Parties, as applicable.
     “Indemnitor” means any Party having any Liability to any Indemnitee under this Agreement.
     “Knowledge” means:
(a)	with respect to Seller, the actual knowledge of the President and any Vice President of Seller; and

(b)	with respect to Buyer, the actual knowledge of the Managing Director and Technical Director of the Buyer.
     “Law” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.
     “Liability” means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including any liability that gives rise, or could give rise upon the passage of time, to a lien, claim or encumbrance on a Purchased Asset, including any claims for personal injury, death or damage to property, whether based on sole or concurrent negligence, fault or the alleged unseaworthiness of any vessel.

     “Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.
     “Parties” is defined in the preamble to this Agreement.
     “Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.
     “Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.
     “Protocol” is defined in Section 3.3(a).
     “Purchased Assets” is defined in Section 2.1.
     “Seller Indemnified Parties” is defined in Section 10.3(a).
     “Shell Contracts” means Contract No. W-02330 between Buyer, Seller and Parker Drilling (Nigeria) Limited (“PDNL”) and Contract No. S10971 between Buyer, Seller, PDNL and Specialty Drilling Fluids, Ltd. (“SDFL”).
     “Transition Services Agreement” means the contract pursuant to which Seller agrees to provide certain transitional services to Buyer as set forth in Exhibit C.
     “Termination and Release Agreements” means the Termination and Release Agreements pursuant to which Buyer releases Seller from any further obligations under the Shell Contracts and SDFL releases Seller from any further obligations under Contract No. S10971 as set forth in Exhibit D.
     “Transaction Documents” means this Agreement, the Bills of Sale, the Transition Services Agreement and the Termination and Release Agreements.
ARTICLE 2
PURCHASE AND SALE OF ASSETS
2.1	Purchase and Sale of Assets. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller will sell, convey, transfer, assign and deliver (subject to Section 2.2) to Buyer the Barge Rigs and all of the other assets and properties of Seller listed on Schedule 2.1(a) hereto subject to consumption and replenishment by Seller in the ordinary course of business (collectively, the “Purchased Assets”) and Buyer shall purchase on the Closing Date the Purchased Assets free and clear of any Encumbrances. The Purchased Assets include all of the material assets currently utilized by Seller in direct support of its on-going drilling operations in Nigeria except as otherwise indicated herein, but shall not include, and Seller shall retain all right, title and interest in and to, all assets of any nature whatsoever of Seller not listed on Schedule 2.1(a), including, without limitation, the assets described on Schedule 2.1(b) (the “Excluded Assets”). 2.2 Purchase Price; Deposit.
(a)	The aggregate purchase price to be paid by Buyer to Seller for the Purchased Assets shall be Forty-five Million Nine Hundred Fifty Thousand United States Dollars (US$45,950,000.00)(including the Deposit, as defined below) (the “Purchase Price”).

(b)	On the date of execution of this Agreement, Buyer shall deposit Four Million Five Hundred Ninety-five Thousand United States Dollars ($4,595,000.00) (the “Deposit”) to Seller, to be held and applied by Seller pursuant to the terms of this Agreement.
2.3	Allocation Reporting. Unless otherwise agreed in writing by the Parties, (a) Schedule 2.3 hereto sets forth the allocations established by Buyer and Seller of the Purchase Price among the Purchased Assets; (b) the allocations set forth on Schedule 2.3 hereto will be used by Buyer and Seller as the basis for reporting asset values and other items for purposes of all required tax returns; and (c) Buyer and Seller shall not assert, in connection with any audit or other proceeding with respect to taxes, any asset values or other items inconsistent with the allocations set forth on Schedule 2.3 hereto.

2.4	Taxes. Buyer shall be liable for any transfer taxes, stamp taxes, sales and use and similar taxes, assessments, levies, tariffs, imposts, duties, tolls, export and import fees and charges, value added taxes and similar costs relating to the sale or purchase of the Purchased Assets hereunder and for any related interest and penalties. For the purpose of this clause “similar” shall mean taxes or charges that are of the same type and/or nature as the specific taxes or charges listed. The Parties shall use commercially reasonable efforts to minimize the amounts of such taxes and other costs, to the extent reasonably practicable; provided that no Party shall be required to take any action that, in such Party’s reasonable belief, would be detrimental to its tax position.
ARTICLE 3
CLOSING
3.1	The Closing. Subject to the terms and provisions of Articles 8 and 9, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as promptly as practicable (but in any event within two (2) Business Days) following the date on which the last of the conditions set forth in Article 8 is fulfilled or waived, or at such other time and place as the parties shall agree in writing; provided; however, in no event shall the Closing be later than the fourteenth (14th) calendar day after the date of execution of this Agreement unless agreed to otherwise in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

3.2	Delivery of Purchased Assets. Upon completion of the Closing, title, ownership, possession and risk of loss of the Purchased Assets shall pass to Buyer and Buyer shall take possession of the Purchased Assets wherever they are located at the Effective Time.
3.3	Procedure at the Closing.
(a)	At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:
(i)	for each Barge Rig, a Bill of Sale in the form attached as Exhibit A hereto, in form suitable for recording with such Barge Rig’s present flag (the “Bills of Sale”);

(ii)	all of Seller’s books and records relating solely to the Purchased Assets;

(iii)	a Confirmation of Class Certificate for each Barge Rig from the American Bureau of Shipping showing it as of the Closing Date to be in class and free of recommendations affecting the class;

(iv)	a Protocol of Delivery and Acceptance, in the form attached as Exhibit B hereto, for each Barge Rig (the “Protocols”), duly executed by Seller;

(v)	the Transition Services Agreement, substantially in the form attached hereto as Exhibit C, and effective as of the Closing Date, duly executed by Seller;

(vi)	Termination and Release Agreements, substantially in the form attached hereto as Exhibit D, duly executed by Seller and PDNL; and

(vii)	such other instruments and documents as Buyer may reasonably require.
(b)	At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:
(i)	the balance of the Purchase Price, in cash by wire transfer to an account designated by Seller;

(ii)	the Protocols, duly executed by Buyer in relation hereto;

(iii)	any notice or consent required by Schedule 5.3;

(iv)	Termination and Release Agreements substantially in the form attached hereto as Exhibit D, duly executed by Buyer and, in the case of Shell Contract No. S10971, SDFL; and

(v)	such other instruments and documents as Seller may reasonably require.

3.4	Loss of or Damage to Purchased Assets.
(a)	If, between the date of execution of this Agreement and the Closing Date, Seller transfers or suffers the destruction, material damage or loss of, any assets designated as Purchased Assets (“Unavailable Assets”), then the Purchase Price shall be reduced by the value ascribed to such Unavailable Asset(s) as determined pursuant to this Section 3.4(a); provided, however, that this Section 3.4(a) shall not apply in the case of (i) reasonable wear and tear on the Purchased Assets occurring prior to the Closing Date, or (ii) repairs required to be made by Seller under the Transition Services Agreement. For the purposes of this Section 3.4(a) an Unavailable Asset that is transferred, destroyed, materially damaged or lost shall be valued at an amount equal to the value set forth in Schedule 2.3, or, if not scheduled therein, its Fair Market Value. If any Unavailable Asset is partially, but not totally, destroyed, the Purchase Price shall be reduced by the cost to repair such asset up to the value set forth in Schedule 2.3 or, if such asset is not scheduled therein, its Fair Market Value. The adjustment mechanism described in this Section 3.4(a) will not be applied with respect to any asset that has been replaced by Seller by a similar asset of comparable value.

(b)	The adjustment mechanism described in Section 3.4(a) will be applied and the Parties will be required to proceed with the Closing so long as the estimated adjustment pursuant to Section 3.4(a) would not exceed Five Million and No/100 Dollars ($5,000,000.00). If the estimated adjustment pursuant to Section 3.4(a) would exceed Five Million and No/100 Dollars ($5,000,000.00), Buyer may, at its option, either continue to apply the adjustment mechanism and proceed with the Closing or terminate this Agreement without consummating the transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as follows:
4.1	Status of Seller. Seller is a corporation duly incorporated, validly existing, and in good standing under the Laws of the Cayman Islands, British West Indies. There is no pending or, to the Knowledge of Seller, threatened, action for the dissolution, liquidation, insolvency, or rehabilitation of Seller, nor does Seller have any Knowledge of any facts that could be the basis for any such action.

4.2	Power and Authority; Enforceability. Seller has the power and authority to execute and deliver each Transaction Document to which Seller is a party, and to perform and consummate the transactions contemplated thereby. Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby. Each Transaction Document to which Seller is a party has been duly authorized, executed, and delivered by, and is enforceable against, Seller, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity. The Parties agree that a voluntary reorganization would not be a defense to enforceability.
4.3	No Violation. The execution and the delivery of the Transaction Documents by Seller and the performance and consummation of the transactions contemplated thereby by Seller will not (a) breach in any material respect any Law or Order to which Seller is subject or any provision of its memorandum of association or articles of association, (b) breach in any material respect any contract, Order, or Permit to which Seller is a party or by which Seller is bound or to which any of Seller’s assets is subject, or (c) require the giving of notice to, or the consent of, any Person, except for any such notices or consents specifically set forth on Schedule 4.3.
4.4	Brokers’ Fees. Seller does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer could become directly or indirectly liable.

4.5	Purchased Assets.
(a)	Seller has good and marketable title to the Purchased Assets, free and clear of all Encumbrances.

(b)	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TRANSITION SERVICES AGREEMENT, ALL OF THE PURCHASED ASSETS CONVEYED ON THE CLOSING DATE ARE HEREBY BEING CONVEYED “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TRANSITION SERVICES AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WHETHER EXPRESSED, IMPLIED OR STATUTORY WITH RESPECT TO THE KIND, SIZE, QUALITY, DESCRIPTION, MERCHANTABILITY, CONDITION (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CONDITION), USE OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PURCHASED ASSETS. BUYER AGREES, BY ITS EXECUTION HEREOF, THAT THERE ARE NO REPRESENTATIONS AND WARRANTIES EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSITION SERVICES AGREEMENT, AND BUYER DOES FURTHER AGREE THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF SELLER WITH RESPECT TO THE FITNESS OF THE PURCHASED ASSETS FOR ANY PURPOSE INTENDED BY BUYER, AND THAT BUYER HAS EXAMINED AND IS FAMILIAR WITH THE PURCHASED ASSETS AND IS ACQUIRING THE PURCHASED ASSETS “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” AND WITHOUT ANY EXPRESSED OR IMPLIED WARRANTIES OF ANY KIND, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSITION SERVICES AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES RELATED TO MATERIALS, WORKMANSHIP, MERCHANTABILITY, CONDITION

(INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL CONDITION), USE, OR FITNESS FOR ANY PARTICULAR PURPOSE, AND SELLER HEREBY DISCLAIMS ANY SUCH WARRANTIES.
4.6	Contracts. Seller has not, and to the Knowledge of Seller, no other party has, repudiated any material provision of any Contracts.

4.7	Intentionally omitted.

4.8	Litigation. Except as provided in Schedule 4.8, there is no litigation, proceeding, claim or governmental investigation affecting or relating to the Purchased Assets pending or, to the Knowledge of Seller, threatened, which seeks damages in excess of $10,000.00.

4.9	Taxes. Seller (i) has caused to be timely filed with the appropriate federal, state, local, foreign and other Governmental Authorities, all material returns and reports, including any related or supporting information, with respect to income taxes or similar assessments or any sales, excise, occupation, use, ad-valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any federal, state, local or foreign taxing authority, including any interest, penalties or additions attributable thereto, required to be filed with respect to the Purchased Assets or the conduct of the business associated therewith for periods immediately preceding the Closing Date, and (ii) has paid, or caused to be paid, all taxes due or claimed to be due from or with respect to such returns and reports, except for any taxes which Seller is contesting in good faith or taxes that are not yet due and for which adequate reserves have been established.

4.10	Disclaimer of Additional and Implied Warranties. Except as and to the extent set forth in this Agreement, Seller makes no representations or warranties whatsoever to Buyer or any of its Affiliates or representatives and hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer (including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
5.1	Entity Status. Buyer is a limited liability company duly created, formed or organized, validly existing and in good standing under the Laws of the Federal Republic of Nigeria. There is no pending or, to the Knowledge of Buyer, threatened, action for the dissolution, liquidation, insolvency, or rehabilitation of Buyer, nor does Buyer have any Knowledge of any facts that could be the basis for such an action.

5.2	Power and Authority; Enforceability. Buyer has the power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the transactions contemplated thereby. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party. Each Transaction Document to which Buyer is party has been duly authorized, executed and delivered by, and is enforceable against, Buyer, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

5.3	No Violation. The execution and delivery of the Transaction Documents to which Buyer is party and the performance and consummation of the transactions contemplated thereby by Buyer will not (a) breach in any material respect any Law or Order to which Buyer is subject or any provision of its organizational documents, (b) breach in any material respect any contract, loan agreement or other agreement evidencing any indebtedness, Order, or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (c) require the giving of notice to, or the consent of, any Person, except for the notices and consents which are referenced in Schedule 5.3.

5.4	Brokers’ Fees. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Seller could become liable.
ARTICLE 6
PRE-CLOSING COVENANTS
     The Parties agree as follows with respect to the period between the date of execution of this Agreement and the Closing Date:
6.1	General. Each Party will use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the Closing conditions set forth in Article 8).

6.2	Operation of Business Pending Closing. Seller will not engage in any practice, take any action, or enter into any transaction outside its ordinary course of business and will continue to operate the Purchased Assets in a manner consistent with Seller’s past practices and accepted oilfield practice, including maintenance and repair of the Barge Rigs and related equipment. Without limiting the foregoing:
(a)	other than as a result of a forced sale because of loss, Seller will not sell, transfer or assign any of the Purchased Assets;

(b)	Seller will not impose or permit to be imposed any Encumbrance upon any of the Purchased Assets that will not be fully released at Closing;

(c)	Seller will inform Buyer as promptly as practicable of the occurrence of any destruction, material damage or loss or transfer of any Purchased Asset; and

(d)	Seller will continue to purchase supplies and replenish inventory in the ordinary course of business consistent with its past practices.
6.3	Full Access. Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to the Purchased Assets for the purpose of performing technical due diligence, which the Parties intend shall be undertaken as soon as is practicable after the date of execution of this Agreement and in any event prior to Closing. Buyer shall bear all costs and expenses it incurs in connection with said due diligence. Buyer shall defend, indemnify and hold Seller harmless from and against any claims, actions or causes of action which may be brought or asserted by Buyer (including its officers, directors, employees, and any appointed agents or representatives of Buyer, “claimant” herein) for loss or damage to property of claimant or for personal injury or death of the claimant or legal representative directly arising out of the sole or concurrent negligence (whether active or passive), fault or any actions of Buyer during the inspection of the Purchased Assets, except where caused by the gross negligence of Seller.

6.4	Publicity; Confidentiality. The Parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation, provided that Seller and Buyer shall be permitted to make any disclosure which Seller or Buyer is required to make pursuant to any rule or requirement of Law, the Securities and Exchange Commission or other Governmental Authority, or the New York Stock Exchange. Except as may be required by Law or as otherwise expressly contemplated herein, neither Party nor any of its Affiliates, employees, agents, or representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any Confidential Information without the prior written consent of the other Party; provided, however, that a Party may disclose any such Confidential Information as follows: (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants which have agreed to be subject to the requirements of this Section 6.4 and (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure such Party notifies the other Party of any action or proceeding of which it is aware which may result in disclosure and uses its commercially reasonable efforts to limit or prevent such disclosure.
ARTICLE 7
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing:
7.1	General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article 10).
7.2	Litigation Support. So long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) the transactions contemplated hereby or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Purchased Assets, the other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their non-privileged books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 10).

7.3	Confidentiality. Both Parties will treat and hold as confidential all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement and the operation of the Purchased Assets. If either Party is requested or required (by oral question or request for information or documents in any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand) to disclose any Confidential Information, the disclosing Party will notify the non-disclosing Party promptly of the request or requirement so that non-disclosing Party may seek an appropriate protective Order or waive compliance with this Section 7.3. If, in the absence of a protective Order or the receipt of a waiver hereunder, the disclosing Party is, on the written advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, arbitrator, or mediator or else stand liable for contempt, the disclosing Party may disclose the Confidential Information to the Governmental Authority, arbitrator, or mediator; provided, however, that the disclosing Party shall use commercially reasonable efforts to obtain, at the reasonable request and expense of the non-disclosing Party, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the non-disclosing Party shall designate. Notwithstanding the foregoing provisions of Section 7.3 above, neither Party shall be required to obtain the prior consent of the other in respect of disclosure of information:
(a)	to officers, directors, employees, and representatives of such Party and their Affiliates; provided that such Party shall use reasonable endeavours to ensure that such persons and entities maintain the confidentiality of such information on the same terms as are provided in this Section 7.3;

(b)	to lawyers, accountants, consultants and other professional persons engaged by or on behalf of such Party; provided that such Persons shall be required by such Party to undertake to keep such information confidential and that such Party shall use reasonable endeavours to secure compliance with such undertaking by said professional persons;

(c)	to any governmental department or any governmental or regulatory agency having jurisdiction over such Party but only to the extent that such Party is required by law to make such disclosure;
(d)	(i) to any lending or other financial institution in connection with the financing of such Party’s operations; or
(ii)	to any bona fide intended assignee or transferee of the whole or any part of the rights and interests of the disclosing Party under this Agreement;
but (in either case) only to the extent required in connection with obtaining such finance or in respect of such proposed assignment and subject to such institution or intended assignee or transferee first agreeing with such Party to be bound by confidentiality provisions substantially the same as those contained in this Section 7.3; or
(e)	to any arbitrator appointed pursuant to and under the terms of this Agreement.
7.4	Tax Matters. After the Closing, the Parties will cooperate fully with each other, on a commercially reasonable basis, in connection with the preparation, signing, and filing of tax returns and in any administrative, judicial or other proceeding involving taxes relating to the Purchased Assets, including but not limited to the furnishing or making available of records, books of account or other materials necessary.

7.5	Access to Books and Records. For a period of three (3) years following the Closing Date, each Party shall give the other Party reasonable access at all reasonable times (and the right to make copies at the sole expense of the Party requesting such access) to the records of the non-requesting Party which relate to the Purchased Assets prior to the Closing Date, provided that any access pursuant to this Section 7.5 shall be conducted in such manner as not to interfere unreasonably with the operations of the non-requesting Party following the Closing Date. Notwithstanding the foregoing, Buyer shall not have access to the Parker Drilling Company’s consolidated U.S. federal income tax returns and Seller shall not have access to the Buyer’s Joint Venture accounts. Following such three (3) year period, a Party may destroy such records unless the other Party has provided written notice, no later than sixty (60) days prior to the end of such three (3) year period, that it wishes to obtain, at its sole cost and expense, copies of such records.

7.6	Removal of Marks. Promptly following the Closing, but in any event within sixty (60) days after the Closing Date, Buyer shall remove, or cause to be removed, from the Purchased Assets, any markings bearing the name “Parker” (including any variations or derivations thereof, e.g. “Parker Drilling,” “Parker Drilling Company,” the “Pd” logo, “Quail Tools”) or any trademarks, trade names or logos of Seller or any of its Affiliates.

ARTICLE 8
CLOSING CONDITIONS
8.1	Conditions Precedent to Obligation of Buyer. The obligations of Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. Buyer shall have the right to waive any condition not so satisfied.
(a)	Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 4 must be accurate and complete in all material respects as of the Closing Date, as if made on the Closing Date, except that those representations and warranties which address matters as of a particular date only shall be required to be true and correct as of such date.

(b)	Compliance with Obligations. Seller shall have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c)	Consents. All necessary authorizations and/or consents, Permits or approvals of and filings with any Governmental Authority or any other third party (as applicable) relating to the consummation of the transactions contemplated herein shall have been obtained and made. All authorizations, consents and approvals set forth on Schedule 4.3 shall have been obtained.

(d)	Settlement of the Idisi Case. The execution and delivery of a Settlement Agreement by Chief Humphrey Idisi (“Chief Idisi”) with respect to the litigation set forth on Schedule 4.8 hereto (the “Idisi Case”), in a form satisfactory to Seller; provided, however, if this Agreement is terminated because this condition has not been satisfied or waived by the Closing Date, Seller shall be entitled to retain the Deposit in accordance with Section 9.2(b).

(e)	Withdrawal of the Economic and Financial Crimes Commission (“EFCC”) Stay Action. The EFCC shall have withdrawn its stay action issued to Buyer by letter No CR:3000/EFCC/LS/G1.TE/VOL. 1/341, dated May 8, 2006; provided, however, if the Idisi Case is not settled prior to the Closing Date, this condition shall be deemed automatically waived by the Buyer.

(f)	Technical Diligence. The Buyer shall have completed its due diligence by the Closing Date and, subject to Section 3.4, determined that the Purchased Assets are in good operating condition consistent with Seller’s maintenance and operating obligations under the Shell Contracts; provided, however, if the damage or loss to the Purchased Assets (not including any Unavailable Assets pursuant to Section 3.4) discovered by Buyer during its due diligence is less than $200,000 in the aggregate, Seller may agree in writing, at its discretion, to either (i) repair the damaged Purchased Assets as soon as practicable after the Closing Date consistent with Seller’s repair obligations under the Transition Services Agreement, or (ii) allow Buyer to reduce the Purchase Price by the Fair Market

Value of such damages. If Seller makes either election, this condition shall be deemed to be satisfied;
(f)	Deliveries of Seller. Seller shall have delivered, or be standing ready to deliver, to Buyer, the documents required to be delivered by Seller pursuant to Section 3.3(a).

(g)	Buyer shall have received a certificate executed on behalf of Seller by the President or a Vice President of Seller with respect to (a) and (b) above.
8.2	Conditions Precedent to Obligation of Seller. The obligations of Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. Seller shall have the right to waive any condition not so satisfied.
(a)	Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 4 must be accurate and complete in all material respects as of the Closing Date, as if made on the Closing Date, except that those representations and warranties which address matters as of a particular date only shall be required to be true and correct as of such date.

(b)	Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c)	Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority or any other third party (as applicable) relating to the consummation of the transactions contemplated herein shall have been obtained and made. All authorizations, consents and approvals set forth on Schedule 5.3 shall have been obtained.

(d)	Deliveries of Buyer. Buyer shall have delivered, or be standing by ready to deliver, to Seller, the documents required to be delivered by Buyer pursuant to Section 3.3(b).

(e)	Seller shall have received a certificate executed on behalf of Buyer with respect to (a) and (b) above.
ARTICLE 9
TERMINATION
9.1	Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
(a)	The Seller shall have the right to terminate this Agreement:

(i)	if the representations and warranties of Buyer shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within the earlier of (x) 10 calendar days after written notice of such failure is given to Buyer by the Seller, or (y) the fourteenth (14) calendar day following the execution of this Agreement;

(ii)	if the transactions contemplated hereby are not completed by the fourteenth (14) calendar day following the execution of this Agreement (provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to the Seller if the failure of the Seller to fulfill any obligation to Buyer under or in connection with this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date);

(iii)	if Buyer (A) fails to perform in any material respect any of its covenants in this Agreement and (B) does not cure such default in all material respects within the earlier of (x) 10 calendar days after written notice of such failure is given to Buyer by Seller, or (y) the fourteenth (14) calendar day following the execution of this Agreement; or

(iv)	if Buyer fails to deliver the Deposit to the Escrow Agent in accordance with Section 2.2(b).
(b)	Buyer shall have the right to terminate this Agreement;
(i)	if the representations and warranties of the Seller shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within the earlier of (x) 10 calendar days after written notice of such failure is given to Seller by Buyer, or (y) the fourteenth (14) calendar day following the execution of this Agreement;

(ii)	if the transactions contemplated hereby are not completed by the fourteenth (14) calendar day following the execution of this Agreement (provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Buyer if the failure of Buyer to fulfill any obligation to Seller under or in connection with this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date);

(iii)	if Seller (A) fails to perform in any material respect any of its covenants in this Agreement and (B) does not cure such default in all material respects within the earlier of (x) 10 calendar days after written notice of such failure is given to Seller by Buyer, or (y) the fourteenth (14) calendar day following the execution of this Agreement; or
(iv)	pursuant to Section 3.4(b) upon delivery of written notice to Seller;
(c)	Buyer and Seller mutually agree in writing.
9.2	Effect of Termination.
(a)	Subject to Section 9.2(b) and (c) below, if this Agreement is terminated by either Buyer or Seller pursuant to Section 9.1 Buyer shall be entitled to a refund of the Deposit, together with all interest accrued thereon, if any, and this Agreement shall forthwith become void and there shall be no further obligations on the part of the Seller, Buyer or their stockholders, directors, officers, employees, agents or representatives (except as set forth in this Section 9.2 and Sections 6.4, 11.5, 11.8, and 11.11, each of which shall survive termination in its entirety).

(b)	If this Agreement is terminated either (i) by Seller pursuant to Section 9.1(a), or (ii) by Buyer pursuant to Section 9.1(b)(ii), Seller shall be entitled, as liquidated damages for the loss of a bargain and not as a penalty, to retain the Deposit, together with all interest accrued thereon, if any, and this Agreement shall forthwith become void and there shall be no further obligations on the part of the Seller, Buyer or their stockholders, directors, officers, employees, agents or representatives (except as set forth in this Section 9.2 and Sections 6.4, 11.5, 11.8, and 11.11, each of which shall survive termination in its entirety). Notwithstanding the foregoing sentence, Seller shall not be entitled to retain the Deposit, and the Deposit shall be returned to Buyer within seven (7) days after receipt of notice from Buyer, together with all interest earned thereon, if this Agreement is terminated by Seller pursuant to Section 9.1(a)(ii) or by Buyer pursuant to Section 9.1(b)(ii) and, at the time of the termination, either (i) the closing condition set forth in Section 8.1(e) has not been satisfied or waived or (ii) the closing condition set forth in Section 8.1(f) has not been satisfied or waived.

(c)	The Parties agree that inasmuch as actual damages, if any, resulting from termination of this Agreement would be speculative and difficult to ascertain, the payments described in Sections 9.2(a) and (b) shall be the sole and exclusive remedies of the Parties upon termination of this Agreement pursuant to Article 9.
9.3	Extensions; Waiver. At any time prior to the Closing Date, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 10
INDEMNIFICATION
10.1	Survival of Representations, Warranties and Indemnification Obligations. All of the representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until twenty-four (24) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 4.5(a) (Purchased Assets) shall survive the Closing for six (6) years following the Closing Date. The indemnification obligations of Seller pursuant to Section 10.2(a)(i) and of Buyer pursuant to Section 10.3(a)(i) shall survive the Closing for twenty-four (24) months; provided, however, that Seller’s indemnification obligations pursuant to Section 10.2(a)(i), to the extent such obligations relate to or result from breach of the representations and warranties set forth in Section 4.5(a) (Purchased Assets), shall survive the Closing for six (6) years. The indemnification obligations of Seller pursuant to Sections 10.2(a)(ii) through (iv), and of Buyer pursuant to Sections 10.3(a)(ii) through (v), shall survive the Closing for six (6) years. No Party will have any claim or recourse against the other Party, under Article 10 of this Agreement or otherwise, for Damages resulting from, arising out of, relating to or caused by, any breach by such other Party of any of its representations, warranties, covenants or other agreements contained herein of which the Party seeking indemnification had Knowledge at any time prior to the Closing.

10.2	Indemnification Provisions for Buyer’s Benefit.
(a)	Seller will defend, indemnify, and hold Buyer and its Affiliates (the “Buyer Indemnified Parties”) harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:
(i)	any breach of any representation or warranty Seller has made in the Transaction Documents;

(ii)	any breach by Seller of any covenant or obligation of Seller in the Transaction Documents;

(iii)	except as otherwise provided in, and subject to the terms of, the Shell Contracts, the operation and ownership of the Purchased Assets at or prior to the Effective Time;

(iv)	any Liabilities (including third party claims) of Seller; provided, such Liabilities shall not include Liabilities of Buyer pursuant to the terms of the Shell Contracts, the Transition Services Agreement or this Agreement.
(b)	Seller will have no liability to and no obligation to indemnify the Buyer Indemnified Parties pursuant to this Section 10.2 until the aggregate amount of all Damages suffered by the Buyer Indemnified Parties exceeds $125,000, in which case Seller shall be liable to the Buyer Indemnified Parties for all Damages in excess of, but not including, such amount; provided, further that the foregoing limitation shall not be applicable to any indemnification obligations pursuant to Section 10.2(a)(i) to the extent such obligations relate to or result from breach of the representations and warranties set forth in Section 4.5(a) (Purchased Assets).
(c)	Seller’s obligation to indemnify the Buyer Indemnified Parties shall not exceed an aggregate amount equal to $10,000,000 (the “Cap”), except in the case of indemnification obligations pursuant to Section 10.2(a)(i) to the extent such obligations relate to or result from breach of the representations and warranties set forth in Section 4.5(a) (Purchased Assets), in which event the Buyer Indemnified Parties shall be entitled to recover the full amount of their Damages up to an aggregate sum equal to the Purchase Price; provided, however, that in the event of a breach of the representations and warranties set forth in Section 4.5(a) with respect to any Purchased Asset, Buyer shall not be entitled to recover amounts in excess of the value set forth on Schedule 2.3 for the Purchased Asset(s) in question, or, in the absence of such scheduled value, the Fair Market Value of such Purchased Asset.

(d)	Seller shall have no liability with respect to Section 10.2 unless the Buyer Indemnified Parties shall have, before the expiration of the applicable representation or warranty pursuant to Section 10.1 of this Agreement, previously made a claim by delivering a notice of such claim to Seller, setting out in reasonable detail the basis of the claim.
10.3	Indemnification Provisions for Seller’s Benefit.
(a)	Buyer will defend, indemnify, and hold Seller and its Affiliates (the “Seller Indemnified Parties”) harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:
(i)	any breach of any representation or warranty Buyer has made in the Transaction Documents;

(ii)	any breach by Buyer of any covenant or obligation of Buyer in the Transaction Documents;

(iii)	any cause of action, claim, demand or suit which Buyer, its employees, contractors, auditors, legal counsel or other representatives (collectively, “Buyer Representatives”) may have against any Seller Indemnified Party as a result of any property damage and/or bodily injury sustained by a Buyer Representative while on any premises or rigs of Seller prior to the Closing Date, regardless of the cause of the loss or claims, to the extent Buyer has assumed such liability or agreed to indemnify Seller under the terms of the Shell Contracts;

(iv)	except as otherwise provided in, and subject to the terms of the Transition Services Agreement, the operation and ownership of the Purchased Assets after the Effective Time; and

(v)	any Liabilities of Buyer; provided, such Liabilities shall not include Liabilities of Seller pursuant to the terms of the Shell Contracts, the Transition Services Agreement or this Agreement.
(b)	Buyer will have no obligation to indemnify the Seller Indemnified Parties pursuant to this Section 10.3 until the aggregate amount of all Damages suffered by the Seller Indemnified Parties exceeds $125,000; in which case Buyer shall be liable to the Seller Indemnified Parties for all Damages in excess of, but not including, such amount.

(c)	Buyer’s obligation to indemnify the Seller Indemnified Parties shall not exceed an aggregate amount equal to the Cap. The limitations in Section 10.3(b) and this Section 10.3(c) shall not apply in the event of a failure of consideration.

(d)	Buyer shall have no liability with respect to Section 10.3 unless the Seller Indemnified Parties shall have, before the expiration of the applicable representation or warranty pursuant to Section 10.1 of this Agreement, previously made a claim by delivering a notice of such claim to Buyer.
10.4	Indemnification Claim Procedures.
(a)	If any action or proceeding is commenced in which any Indemnitee is a party which may give rise to a claim for indemnification against any Indemnitor then such Indemnitee shall promptly give written notice to the Indemnitor. Failure to notify promptly (but in no event more than thirty (30) days) the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent the defense of such action or proceeding is materially and irrevocably prejudiced by the Indemnitee’s failure to give such notice.

(b)	An Indemnitor will have the right to defend against an Indemnification Claim with counsel of its choice reasonably satisfactory to the Indemnitee if within thirty (30) days following the receipt of notice of the Indemnification Claim, the Indemnitor notifies the Indemnitee in writing that the Indemnitor will assume the defense of such Indemnification Claim. So long as the Indemnitor is conducting the defense of the Indemnification Claim, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim and (ii) the Indemnitee will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitor. The Indemnitor will not enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnitee (not to be withheld or delayed unreasonably) unless such settlement (A) requires solely the payment of money damages by the Indemnitor and (B) includes as an unconditional term thereof the release by the claimant or the plaintiff of the

Indemnitee and the Persons for whom the Indemnitee is acting from all liability in respect of the proceeding giving rise to the Indemnification Claim.
10.5	Other Matters.
(a)	Each Indemnitee shall use commercially reasonable efforts to mitigate any Damages that such Indemnitee claims under this Article 10. In the event that an Indemnitee shall fail to use such commercially reasonable efforts to mitigate any Damages, then notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify any Indemnitee for any Damages that could reasonably be expected to have been avoided if the Indemnitee had made such efforts.

(b)	The amount of any Damages for which indemnification is provided under this Article 10 shall be reduced by any net amounts recovered from an unaffiliated third party by the Indemnitee under insurance policies and arrangements with respect to such Damages.

(c)	The determination of the dollar amount of any Damages shall be based solely on the actual dollar value of such Damages, on a dollar-for-dollar basis, and shall not take into account any multiplier valuations, including any multiple based on earnings or other financial indicia.

(d)	Any claim for indemnification under this Agreement shall, to the extent practicable, describe the claim in reasonable detail, include copies of any material written evidence thereof and indicate the estimated amount of such claim within thirty (30) Business Days of the commencement of the proceeding giving rise to the claim.

(e)	Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(f)	No Party shall have any right to set-off any Damages against any payments to be made by either of them pursuant to this Agreement or otherwise.
10.6	Exclusive Remedies.
(a)	Save as provided in Section 11.5, the Parties agree that the sole and exclusive remedy of any Party hereto or their respective Affiliates with respect to the Transaction Documents or any other claims relating to the Purchased Assets, the events giving rise to this Agreement and the other transactions contemplated hereby shall be limited to the indemnification provisions set forth in this Article 10.

(b)	The Parties hereto intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article 10 shall be the exclusive basis of the Parties for (i) any breach of a representation or warranty herein, (ii) any failure of a party to comply with any obligation, covenant, agreement or condition herein or (iii) any other Damages relating to or arising out of the Transaction Documents.

(c)	IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE 10 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE. ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 10, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED, OR INDEMNIFIED. WHERE A PARTY HAS AN INDEMNIFICATION OBLIGATION UNDER THIS ARTICLE 10 AS TO A MATTER AND APPLICABLE LAW MAY IMPOSE STRICT LIABILITY UPON THE OTHER PARTY FOR THAT MATTER SOLELY BY VIRTUE OF SUCH OTHER PARTY’S STATUS AS AN OWNER OR OPERATOR (AS SUCH TERMS ARE USED UNDER APPLICABLE ENVIRONMENTAL LAWS), THE APPLICATION OF SUCH STRICT LIABILITY SHALL NOT AFFECT INDEMNIFICATION LIABILITY UNDER THIS ARTICLE 10 AND SUCH PARTY SHALL BE SOLELY LIABLE AS PROVIDED IN THIS ARTICLE 10 NOTWITHSTANDING SUCH OTHER PARTY’S STRICT LIABILITY.
ARTICLE 11
MISCELLANEOUS
11.1	Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, but specifically excluding the Confidentiality Agreement which shall remain in full force and effect.

11.2	Successors; Third Parties. Except with respect to an Indemnification Claim by an Indemnitee, all of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors in title/interest. This Agreement is intended solely for the benefit of the Parties and nothing in this Agreement shall be construed to create any rights or benefit to, any person not a Party to the Agreement.
11.3	Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder without the prior written consent of Seller, but in any such case Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.
11.4	Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given ten (10) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to Buyer:

The Shell Petroleum Development Company of Nigeria Limited
Industrial Area, P.O.B 263
Rumuobiakani, Port Harcourt
Nigeria
Attn: Hans Flikkema
Tel: 234- 844-22406
Fax: 234-84-237210

with a copy to (which shall not constitute notice):

The Head, Legal services
The Shell Petroleum Development Company of Nigeria Limited
Industrial Area
P.O.B. 263
Rumuobiakani, Port Harcourt
Nigeria
Tel: 234-844-21645

If to Seller:

Parker Drilling Offshore International, Inc.

1401 Enclave Parkway
Suite 600
Houston, Texas 77077
Attn: Ronald C. Potter
Tel: (281) 406-2192
Fax: (281) 406-2193

with a copy to (which shall not constitute notice):

Locke Liddell & Sapp LLP
600 Travis
3400 JPMorgan Chase Tower
Houston, Texas 77002
Attn: Joseph A. Perillo
Tel: (713) 226-1284
Fax: (713) 229-2610
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party written notice in the manner herein set forth.
11.5	Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in the courts of England in addition to any other remedy to which they may be entitled, at Law or in equity.

11.6	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8	Governing Law; Dispute Resolution.
(a)	This Agreement and the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the Laws of England, including the maritime Laws of England, without giving effect to any choice of Law principles.

(b)	Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration under the Rules of the United Nations Convention on International Trade Law (UNCITRAL). The arbitration tribunal shall consist of three arbitrators and the place of arbitration shall be London. Each Party shall appoint one arbitrator and the two such arbitrators shall appoint a third arbitrator; provided, that if all three arbitrators have not been appointed within 30 days after the Party submitting the Dispute has notified the other Party of such submission, either Party may apply to the Secretariat of the Centre for Expertise of the International Chamber of Commerce who shall be requested to make the appointment of the remaining arbitrators within 30 days and, in so doing, may take such independent advice as he thinks fit. No arbitrator appointed pursuant to this Section 11.8 shall be an employee, agent, contractor, competitor or former employee, agent or contractor of, or have or have had any material interest (directly or indirectly) in the business of or in any Party or any of their Affiliates. The language of the arbitration shall be English. Each Party hereby agrees that any process in connection with a dispute arising out of or in connection with this Agreement may be served on it personally or by certified mail at such Party’s address set forth in Section 11.4. The Parties hereby submit to the exclusive jurisdiction of the courts of England for the purpose of the enforcement of arbitration under this Section 11.8 and any arbitration award, interim or final; provided that the submission to jurisdiction hereunder shall not prevent a Party from enforcing any arbitration award in any part of the world. To the extent permitted by Law, the jurisdiction of the English courts to review any decision or award, interim or final, by arbitrators is hereby excluded. The Parties expressly agree that the courts of the U.S. and Nigeria will not have any jurisdiction over any action, claim, or proceeding (whether at law or in equity) that is brought in regard to the construction, interpretation or enforcement of this Agreement, and the Parties agree that any attempt to seek a remedy in the U.S. or Nigerian courts shall be deemed a material default under the terms of this Agreement, except with regard to enforcement of arbitral awards or equitable relief that is specifically authorized pursuant to Sections 11.8(b) and 11.5, respectively. The Parties further understand and agree that should either Party seek a remedy in the U.S. or Nigerian courts, except to enforce an arbitral award or equitable relief specifically authorized by Section 11.8(b) or 11.5, the Party against whom such action, claim or proceeding is brought shall be presumed to have suffered irreparable harm and as a result the Parties agree that equitable relief would be appropriate to enjoin any such proceeding, claim or proceeding.
11.9	Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

11.10	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11	Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

11.12	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to such Law, as amended as of the date of the applicable reference, and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

11.13	Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14	Currency. Unless otherwise stated, all dollar amounts specified in this Agreement shall be in U.S. dollars.

8.15	Survival. The Parties agree that the confidentiality provisions of this Agreement shall survive the termination of this Agreement.
     IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement as of the date first above written.

PARKER DRILLING OFFSHORE INTERNATIONAL, INC. By: /s/ M. M. Woodman Name: M. M. Woodman Title: Vice President	THE SHELL PETROLEUM DEVELOPMENT COMPANY OF NIGERIA By: /s/ M. R. Corner Name: M. R. Corner Title: Deputy Managing Director